Exhibit 99.1

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Financial Statements
September 30, 2021
(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Partners
Medici Ventures, L.P.:
We have audited the accompanying financial statements of Medici Ventures, L.P., which comprise the statement of assets and liabilities, including the schedule of investments, as of September 30, 2021, and the related statements of operations, changes in partners’ capital, and cash flows for the period from April 23, 2021 to September 30, 2021, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medici Ventures, L.P. as of September 30, 2021, and the results of its operations, changes in its partners’ capital, and its cash flows for the period from April 23, 2021 to September 30, 2021 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Salt Lake City, Utah
February 15, 2022

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Statement of Assets and Liabilities
September 30, 2021
Assets
Portfolio investments, at fair value (note 3, cost of $194,239,002)	$201,770,765
Cash	39,699,457
Prepaid management fees	1,458,333
Total assets	242,928,555
Liabilities
Related party payable (note 7)	33,947
Total liabilities	33,947
Partners’ capital	$242,894,608

See accompanying notes to financial statements.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Schedule of Investments
September 30, 2021
				Percentage
	Number of			of partners’
	shares	Cost	Fair value (1)	capital
Private operating companies:
Blockchain and financial technology services:
United States:
tZERO Group, Inc.
Common stock and equivalents	112,095,577	$101,405,000	$104,866,394	43.2%
Medici Land Governance, Inc.
Common stock	836,377	13,544,000	12,128,965	5.0%
PeerNova, Inc.
Common stock and warrants	2,038,906	6,258,749	3,271,985	1.3%
Series A preferred stock	2,009,133	2,336,823	5,063,015	2.1%
Series B preferred stock	397,598	499,999	485,106	0.2%
		9,095,571	8,820,106	3.6%
Voatz, Inc.
Series seed preferred stock	385,516	6,250,780	6,250,780	2.6%
Minds, Inc.
Series A preferred stock	670,841	5,999,995	5,999,995	2.5%
GrainChain, Inc.
Class A common stock	7,173,184	8,392,625	9,175,220	3.8%
Class B common stock	2,391,061	2,797,541	3,058,406	1.3%
		11,190,166	12,233,626	5.0%
Spera, Inc.
Series A preferred stock	2,670,583	2,000,000	2,000,000	0.8%
FinClusive Capital, Inc.
Common stock	14,933	3,733,250	3,733,250	1.5%
Vital Chain, Inc.
Common stock	721,658	462,000	—	0.0%
Vinsent (VinX Network, Ltd.)
Common stock	145,126	2,499,675	2,221,879	0.9%
Chainstone labs, Inc.
Common stock	3,600,000	3,600,000	3,600,000	1.5%
Evernym, Inc.
SAFE note	N/A	2,193,922	2,511,484	1.0%

See accompanying notes to financial statements.

(continued)

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Schedule of Investments
September 30, 2021
				Percentage
	Number of			of partners’
	shares	Cost	Fair Value (1)	capital
Symbiont.io, Inc.
Series A-1 preferred stock	343,643	1,051,548	1,051,548	0.4%
Votem Corp.
Series B preferred stock	48,780	—	—	0.0%
Factom, Inc. (Inveniam)
Series A preferred stock	419,932	—	—	0.0%
Netki, Inc.
Convertible note (5%)(2)		1,360,849	1,360,849	0.6%
Total United States		164,386,756	166,778,876	68.7%
Barbados
Bitt, Inc.
Common stock	2,265,245,950	17,674,000	18,498,242	7.6%
Total Barbados		17,674,000	18,498,242	7.6%
Cayman Islands
Ripio (BitPagos, Inc.)
Series A-1 preferred stock	268,641	4,641,158	8,956,491	3.7%
Series B preferred stock	59,990	2,000,000	2,000,067	0.8%
		6,641,158	10,956,558	4.5%
Total Cayman Islands		6,641,158	10,956,558	4.5%
Belgium
Settlemint NV
Common stock	251,732	3,537,088	3,537,088	1.5%
Total Belgium		3,537,088	3,537,088	1.5%
Luxemborg
Ambr S.a.r.l
Preferred stock	3,755,869	2,000,000	2,000,000	0.8%
Total Luxemborg		2,000,000	2,000,000	0.8%
Total portfolio investments, at fair value		$194,239,002	$201,770,765	83.1%
(1) as determined by the general partner (notes 2 and 3).
(2) Rates shown as simple interest per annum

See accompanying notes to financial statements.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Statement of Operations
Period from April 23, 2021 to September 30, 2021
Investment income:
Interest income	$736
Total investment income	736
Expenses:
Management fees (note 5)	1,041,667
Professional fees	328,344
Other general expenses	6,882
Total expenses	1,376,893
Net investment loss	(1,376,157)
Realized and unrealized gain (loss) from investments:
Net unrealized gain from investments	7,531,762
Net gain from investments	7,531,762
Net increase in partners’ capital from operations	$6,155,605

See accompanying notes to financial statements.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Statement of Changes in Partners’ Capital
Period from April 23, 2021 to September 30, 2021
	General	Limited
	partner	partner	Total
Balance at April 23, 2021	$—	191,739,003	191,739,003
Transfer of partnership interest	1,917,388	(1,917,388)	—
Capital contributions	450,000	44,550,000	45,000,000
Net increase in partners’ capital from operations (note 6)	71,973	6,083,632	6,155,605
Balance at September 30, 2021	$2,439,361	240,455,247	242,894,608

See accompanying notes to financial statements.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Statement of Cash Flows
Period from April 23, 2021 to September 30, 2021
Cash flows from operating activities:
Net increase in partners’ capital from operations	$6,155,605
Adjustments to reconcile net increase in partners’ capital from operations to net cash used by operating activities:
Net unrealized gain from investments	(7,531,762)
Purchase of investments	(2,499,999)
Change in operating assets and liabilities
Prepaid management fees	(1,458,333)
Related party payable	33,946
Net cash used by operating activities	(5,300,543)
Cash flows from financing activities:
Capital contributions	45,000,000
Net cash provided by financing activities	45,000,000
Net increase in cash	39,699,457
Cash, beginning of period	—
Cash, end of period	$39,699,457
Supplemental disclosure of noncash financing activities:
Transfer of partnership interest	$1,917,388

See accompanying notes to financial statements.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Notes to Financial Statements
September 30, 2021

(1)    Organization

Medici Ventures, L.P. (the Partnership), a Delaware limited partnership, converted to a partnership on April 23, 2021 under the laws of the State of Delaware. The Partnership is managed by Pelion MV GP, L.L.C. (the General Partner). The Partnership will continue until April 23, 2029, unless terminated earlier or extended pursuant to the terms of the Limited Partnership Agreement of the Partnership.

The Partnership was previously a corporation, Medici Ventures, Inc., wholly owned by Overstock.com, Inc., and held a number of investments in blockchain-focused companies working to introduce blockchain technology to various industries including identity, land governance, money and banking, capital markets, supply chain, and voting. On April 23, 2021, Overstock.com, Inc. entered into an agreement with Pelion MV GP, L.L.C. to convert Medici Ventures, Inc. into a limited partnership with Overstock.com, Inc. being the sole limited partner of the Partnership and to transfer a 1% partnership interest to Pelion MV GP, L.L.C. as the general partner of the Partnership.

The transaction resulted in a change in control event as sole authority and responsibility regarding the Partnership’s investment decisions and rights the Partnership holds in the portfolio companies was transferred to the General Partner. In addition, the Partnership’s treatment for financial accounting purposes transitioned to that of an investment company, and as such the Partnership is applying the guidance in Accounting Standards Codification (ASC) Topic 946, Financial Services – Investment Companies. Accordingly, all investments were recorded at fair value as of the transaction date, which represents the Partnership’s basis in the investments upon the change in control. Therefore, although the Partnership was converted from a previously existing corporation, the Partnership is being treated for financial accounting purposes as having commenced operations as a new investment company beginning April 23, 2021.

The General Partner is responsible for the management and operation of the Partnership and the formulation of investment policy. The primary purpose of the Partnership is to act as a venture capital fund, to provide the partners with the opportunity to realize significant long term capital appreciation from holdings in the current portfolio and other portfolio companies acquired. The general purpose of the Partnership is to buy, sell, hold, and otherwise invest in securities of every kind and nature and rights and options with respect thereto, including, without limitation, stock, notes, bonds and debentures; to exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to securities held or owned by the Partnership; to enter into, make, and perform all contracts and other undertakings; to advance and promote blockchain technology; and to engage in all activities and transactions as may be necessary, advisable, or desirable to carry out the foregoing.

(2)    Summary of Significant Accounting Policies

(a)    Basis of Presentation

The financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) as issued by the Financial Accounting Standards Board (FASB).

(b)    Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities,

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Notes to Financial Statements
September 30, 2021

including the fair value of investments, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

(c)    Investment Valuation

The Partnership determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Partnership’s market assumptions. These two types of inputs create the following hierarchy:

•Level 1 – quoted prices in active markets for identical securities

•Level 2 – other significant observable inputs (including quoted prices for similar securities, interest rates, credit risk, etc.)

•Level 3 – significant unobservable inputs (including the Partnership’s own assumptions in determining the fair value of investments)

The availability of valuation techniques and observable inputs can vary from investment to investment and are affected by a wide variety of factors, including the type of investment, whether the investment is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, determining fair value requires more judgment. Because of the inherent uncertainty of valuation, estimated values may be materially higher or lower than the values that would have been used had a ready market for the investments existed. Therefore, the degree of judgment exercised by the Partnership in determining fair value is greatest for investments categorized in Level 3.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

When determining fair value, the Partnership uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The valuation techniques used by the Partnership to determine fair value consist of both market and income approaches depending on the investment.

(d)    Cash

Cash consists of cash held in a preferred deposit for business and checking accounts. The Partnership maintains a portion of its cash in FDIC‑insured bank deposit accounts which, at times, may exceed federally insured limits. To date, the Partnership has not experienced any losses in such account. Based on the size and strength of the banking institutions used, the Partnership does not believe it is exposed to any significant credit risks on cash.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Notes to Financial Statements
September 30, 2021

(e)    Income Taxes

The Partnership does not record a provision for U.S. federal, state, or local income taxes, because partners report their share of the Partnership's income or loss on their income tax returns; accordingly, no provision for income taxes is made in the accompanying financial statements. The tax rules governing the reporting of annual tax information to the partners may not follow the financial accounting policies used in preparing financial statements for the Partnership in accordance with U.S. GAAP.

The Partnership has determined that there is no tax liability resulting from unrecognized tax benefits related to uncertain income tax positions taken or expected to be taken on the tax return to be filed for the tax year ending December 31, 2021. The Partnership’s policy is to record penalties and interest as incurred in income tax expense. No income tax returns are currently under examination. The statute of limitations on the Partnership’s state and local tax returns may remain open for an additional year depending on the jurisdiction.

(3)    Investment Valuation

The following is a summary of investments at fair value as of September 30, 2021:

Investments
Level 1 - quoted prices	$—
Level 2 - other significant observable inputs	—
Level 3 - significant unobservable inputs	201,770,765
Balance as of September 30, 2021	$201,770,765

The following table presents the changes in assets classified in Level 3 of the fair value hierarchy during the period ended September 30, 2021, attributable to the following:

	Preferred	Common	Convertible and
	stock	stock	SAFE notes
Purchases	$2,499,999	—	—

During the period ended September 30, 2021, there were no transfers between levels of assets.

The following table summarizes the valuation techniques and significant unobservable inputs used for the Partnership’s investments that are categorized in Level 3 of the fair value hierarchy as of September 30, 2021:

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Notes to Financial Statements
September 30, 2021

	Fair value at			Range of inputs
	September 30,	Valuation	Unobservable	(weighted
	2021	technique	inputs	average)
Private operating companies	$89,229,548	Market	Adjusted	0.8x to 24.5x
		comparables	valuation	(4.61)
			multiples
			(revenue)

		Option pricing	Volatility	35% to 80%
		model		(56.3)%

			Term to liquidity	5 years
				(5 years)

	58,497,680	Discounted	Discount rates	32-33%
		cash flow model		(32)%

Certain of the Partnership’s level 3 investments have been valued using unadjusted inputs that have not been internally developed by the Partnership, including third-party recent transactions. As a result, the fair value of assets of $54,043,537 have been excluded from the preceding table.

(4)    Capital Contributions

As of September 30, 2021, committed and contributed capital is as follows:

	General	Limited
	partner	partner
Committed	$450,000	44,550,000
Contributed	450,000	44,550,000
Remaining	$—	—

(5)    Management Fee

An entity controlled by the General Partner is paid an annual management fee for services rendered during the term of the Partnership. The annual management fee is $2,500,000 per year over the first eight years of the term of the Partnership.

The management fee paid for the period ended September 30, 2021, was $2,500,000, of which $1,041,667 was recognized as management fee expense for the period and $1,458,333 is deferred as a prepaid asset.

(6)    Allocation of Partnership Profit and Loss

All operating expenses of the Partnership, except for management fees, for each accounting period are allocated to the Capital Accounts of all the partners in proportion to their respective capital account

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Notes to Financial Statements
September 30, 2021

commitment percentages. Management fees for each accounting period are allocated to the Capital Accounts of the Limited Partners in proportion to their respective capital account commitment percentages.

(7)    Related‑Party Transactions

During the period ended September 30, 2021, entities controlled by the General Partner pay expenses on behalf of the Partnership and the Partnership reimburses these expenses, which include legal, accounting, professional and other general expenses. The amount paid on behalf of the Partnership for the period ended September 30, 2021, was $33,947, which is the amount owed to related parties at period end.

(8)    Financial Highlights

The limited partner’s ratio of net investment loss to average net assets for the period from April 23, 2021 to September 30, 2021 is approximately -0.62%. The net investment loss is calculated by summing investment and other income, less total expenses, which include management fees. The limited partner’s ratio of expenses to average net assets for the period from April 23, 2021 to September 30, 2021 is approximately -0.62%. Expenses are the Partnership’s expenses, including the management fees.

The Internal Rate of Return (IRR) for the limited partner since inception to the period ended September 30, 2021 is 6.37%. The IRR was computed based on the actual dates of the cash inflows (capital contributions), outflows (distributions), and the ending net assets at the end of the period (residual value) of the limited partner’s capital account. These may not be indicative of the future performance of the Partnership.

(9)    Subsequent Events

The Partnership has evaluated subsequent events through February 15, 2022, the date the financial statements were available to be issued.